CONSENT OF INDEPENDENT AUDITORS

Seligman New Technologies Fund, Inc.:

We consent to the use in Pre-Effective Amendment No. 2 to Registration No. 333-79083 of our report dated July 19, 1999 and to the reference to us under the caption "Experts", both of which appear in the Statement of Additional Information, which is part of such registration statement.




DELOITTE & TOUCHE LLP
New York, New York
July 19, 1999